Exhibit 99.1

September 29, 2014

Mr. Michael R. Murphy

Managing Partner

Discovery Group

191 North Wacker Drive

Suite 1685

Chicago, IL 60606

Dear Mr. Murphy:

This letter is in response to Discovery Group’s September 24 communication to the Exa Board of Directors filed as an amended 13 D exhibit. Exa Corporation’s Board periodically reviews, discusses and deliberates the strategic direction of the company, and weighs all reasonable opportunities, options and risks in the context of optimizing value to all of our shareholders. The full Exa Board has recently met and reviewed your September 24 communication and will take your views, as well as those of other shareholders, into consideration as it continues to act in the best interest of all shareholders.

Sincerely,

/s/ John J. Shields John J. Shields, Chairman
Exa Corporation Board of Directors